Exhibit 99.1

Air Methods Announces New Chief Financial Officer

DENVER, May 27, 2016 — Air Methods Corporation (Nasdaq: AIRM) announced that Peter Csapo will join America’s largest air medical provider and helicopter operator as chief financial officer (CFO). Csapo will begin his new role effective June 6, succeeding Trent Carman who will be stepping down from his role of more than 12 years.

Csapo most recently served as chief financial officer and treasurer at Accretive Health, Inc., a leading provider of revenue cycle services and physician advisory services to healthcare providers. At Accretive, Csapo rebuilt the CFO function, improving controls and processes. Prior to joining Accretive Health, Csapo was CFO and area senior vice president at Vizient, Inc., a national network of health care organizations focused on improving clinical, financial and operational management. From 2004 through 2011, Csapo was CFO at McKesson Health Solutions, a division of diversified health care company McKesson Corporation, which he joined in 1998.

Csapo brings nearly 23 years of experience and strategic direction to the Air Methods leadership team, where he will service our primary stakeholders of investors, customers and more than 4,400 team members. Csapo received his Bachelor of Business Administration in accounting from the University of Wisconsin at Madison, and his Certified Public Accountant certificate from the State of Illinois.

“We are pleased to welcome a finance professional of Peter Csapo’s caliber,” said Aaron Todd, Air Methods’ chief executive officer. “He will bring insurmountable experience and a fresh perspective to a critical function; one that allows us to ensure long-term growth and success, and the ability to invest in safety, technologies and training.”

Mr. Todd continued, “We owe a debt of deep gratitude to Trent Carman who has led the financial function of Air Methods through its significant growth over the past 12 years. His contributions and intelligent engagement of his role were instrumental to our collective success. Trent always placed the Company and the Air Methods team over his own interests and he will be greatly missed.”

Trent Carman will remain engaged with Air Methods to ensure a seamless transition.

Air Methods Corporation (www.airmethods.com) is the global leader in air medical transportation. The Air Medical Services Division is the largest provider of air medical transport services in the United States. The United Rotorcraft Division specializes in the design and manufacture of aeromedical and aerospace technology. The Tourism Division is comprised of Sundance Helicopters, Inc. and Blue Hawaiian Helicopters, which provide helicopter tours and charter flights in the Las Vegas/Grand Canyon region and Hawaii, respectively. Air Methods’ fleet of owned, leased or maintained aircraft features over 450 helicopters and fixed wing aircraft.

CONTACTS: Christina Brodsly, Director, Corporate Communications (303) 256-4122 or christina.brodsly@airmethods.com. Please contact Christina to be included on the company’s e-mail distribution list.